                                                     PRUCO LIFE INSURANCE COMPANY
                                              PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                                                     Supplement, dated May 1, 2009
                                            To The Prospectuses For The Following Annuities

                                                           Discovery Select
                                                          Discovery Preferred
                                                    Strategic Partners Annuity One
                                                   Strategic Partners Annuity One 3
                                                  Strategic Partners Plus and Plus 3
                                                     Strategic Partners FlexElite
                                                       Strategic Partners Select
                                                      Strategic Partners Horizon

This supplement should be read and retained with the prospectus for the annuity you own.  This supplement is not intended to be an offer of any annuity listed here that you do not own.

Each of Pruco Life Insurance Company ("Pruco Life") and Pruco Life Insurance Company of New Jersey ("PLNJ") incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report.  In addition, all documents subsequently filed by each of Pruco Life and PLNJ pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference.
Each of Pruco Life and PLNJ will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus.
Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life
Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 800-752-6342.  Each of Pruco Life and PLNJ files periodic reports as required under the Securities Exchange Act of 1934.  The public may read and copy any materials that each of Pruco Life and PLNJ files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the
SEC (see http://www.sec.gov).  Our internet address is http://www.prudentialannuities.com.